Certain confidential information contained in this document, marked by [***], has been omitted because the Registrant has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

Exhibit 99.16

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (“Agreement”) is made as of the latest date set forth on the signature page hereto (the “Effective Date”) by and between Coin Metrics Inc., a Delaware corporation (“CM”) and Grayscale Investments, LLC. Customer and CM are individually hereinafter referred to as a “Party” and collectively as the “Parties”. This Agreement incorporates by reference the Order Forms issued hereunder.

1.
SCOPE OF AGREEMENT
1.1
Scope of Services. In accordance with the terms of the applicable Order Form, CM will provide to Customer the services described on such Order Form (collectively, the "Services"). This Agreement sets forth the terms and conditions that will govern CM’s provision of the Services, as specified on the applicable Order Form. "Order Form" means a written document signed by both Parties, that is substantially in the form attached hereto as Exhibit A, referencing this Agreement and detailing the specific Services to be provided, the compensation as well as any other information needed to perform the Services. All Services are subject to this Agreement.
1.2
Rights to Use. Subject to the terms and conditions of this Agreement, CM hereby grants to Customer a non-exclusive, non-sublicensable, non-transferable, limited, revocable license (solely through Customer’s Designated Users) to access and use the Services identified in the applicable Order Form solely for the duration of the applicable Order Term (as defined in such Order Form).
1.3
Ownership and Reservation of Rights. Nothing in this Agreement shall constitute a transfer of any proprietary right by CM to Customer. The Services may be protected by patent, copyright, trade secret and/or other intellectual property laws. As between the Parties, CM owns and retains all right, title and interest in and to the intellectual property rights in and to the Services (including any data and/or analytics made available through the Services) and any enhancements, modifications or derivative works thereof. As between the Parties, (i) each Party retains ownership in and to its Confidential Information (as hereinafter defined) and (ii) CM exclusively owns all right, title and interest in and to the Services and any derivative works and work product conceived, originated, or prepared in connection with the Services. All rights not specifically granted to Customer in this Agreement are retained by CM. Customer acknowledges the proprietary rights of CM and its licensors in the Services and that CM retains all right, title and interest in and to the Services.
1.4
Third-Party Sites. The Services may link, interface and integrate with third party software applications and websites that are not operated or controlled by CM (“Third-Party Sites”). All such Third-Party Sites shall remain the property of their third-party providers. Customer hereby acknowledges and agrees that CM is not responsible for the content or practices of the Third-Party Sites. Any links to or content from Third-Party Sites in the Services are provided for Customer’s convenience only. CM reserves the right to update or remove any functionality available through the Services at any time for any reason, provided such altered functionality is not the fault of CM. If the Customer is materially impacted by such a change, Customer may terminate the Service upon thirty (30) days' prior written notice. All unpaid fees and other amounts will be payable only up until the revised termination date.
1.5
Feedback. Notwithstanding any provision in this Agreement to the contrary, CM may use, develop and implement any information, suggestions, comments or other feedback provided by Customer or any of its Representatives (collectively, “Feedback”) in connection with the development, operation, marketing and sale of the Services, in its discretion and with no compensation to any person providing Feedback, irrespective of any intellectual property or proprietary rights claimed by Customer in such Feedback. Customer represents that it has not, and will not, knowingly provide Feedback that is subject to any third-party intellectual property rights.
1.6
Changes to Services. CM reserves the right at any time to alter any features, functionality and other characteristics of the Services; provided, however, that in the event that any such alterations materially limit the features or functionality of the Services, CM shall use commercially reasonable efforts to provide Customer with advanced notice thereof. Any subsequent upgrade, enhancement or other change to the Services shall be owned by CM and subject to the terms of this Agreement.

Certain confidential information contained in this document, marked by [***], has been omitted because the Registrant has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

1.7
Affiliate Usage. Subject to the terms of this Agreement and the applicable Order Form, Customer Affiliates may also use the Services solely in connection with the business of Customer and its Customer Affiliates.

"Customer Affiliate" means any person or entity which directly or indirectly controls, is controlled by or is under common control with Customer, whether by ownership or otherwise; and “control” means possessing, directly or indirectly, the power to direct or cause the direction of the management, policies or operations of an entity, whether through ownership of fifty percent (50%) or more of the voting securities, by contract or otherwise. Where this Agreement uses phrases like "Customer agrees", "Customer acknowledges", “Customer represents, warrants, and covenants ”, or the like, including where Customer is bound by restrictions or limitations (including but not limited to limitations of liability and indemnifications), Customer agrees that it has the authority to cause, and will before their access and use of the Services cause, each of its Customer Affiliates to be bound to such restrictions or limitations to the same extent as Customer. Customer shall be liable to CM for the acts and omissions of its Customer Affiliates. Customer Affiliates are not third party beneficiaries of the Agreement and Customer alone shall have the right to bring any claim that might otherwise have been brought against CM by Customer or any of its Customer Affiliates.

2.
CONFIDENTIAL INFORMATION
2.1
Definition of Confidential Information. “Confidential Information” means all information, in whatever form, that is disclosed by a Party to the other Party, which, given the totality of the circumstances, a reasonable recipient should have reason to believe is proprietary, confidential, or competitively sensitive, regardless of whether such information is labeled as confidential or not, including without limitation personally identifiable information, creative works, business activities, trade secrets, analysis, software, data, algorithms, know-how, techniques, research, developments, inventions, discoveries, processes, designs, technical data and information, financial information, pricing, vendors, customers, prospects, marketing plans and any other information of a similar nature. For the avoidance of doubt, CM’s Confidential Information includes the Services (including the design, features, functions and architecture thereof) as well as any API keys associated with the Services.
2.2
Access and Use. Each Party receiving Confidential Information from the other Party shall: (i) use and reproduce the Confidential Information only for the purposes specified in this Agreement, (ii) restrict disclosure of Confidential Information to its Representatives with a need to know the Confidential Information to enable the receiving Party to perform its obligations and exercise its rights under this Agreement, provided that such Representatives are bound by confidentiality obligations broaden enough to encompass Confidential Information that are at least as protective as those contained in this Agreement, and (iii) use reasonable care to protect the other Party’s Confidential Information and to prevent unauthorized disclosure of such Confidential Information. Additionally, to the extent that any Confidential Information disclosed or otherwise made available by one Party includes personally identifiable information, the other Party agrees to use such personally identifiable information solely in accordance with applicable Law and in compliance with such other Party’ policies governing the dissemination and use of such personally identifiable information.

Exclusions. Except as expressly provided herein, and except with respect to any information relating to any identified or identifiable natural person, household or device, nothing in this Agreement will be construed to restrict or impair in any way the right of a receiving Party to disclose any information which: (i) is at the time of its disclosure hereunder generally available to the public; (ii) becomes generally available to the public through no fault of the receiving Party; (iii) can be reasonably demonstrated to be in the possession of a receiving Party prior to its initial disclosure hereunder; (iv) was independently developed by the receiving Party without reference or access to the disclosing Party’s Confidential Information; or (v) is acquired from a third party having a right to disclose the same to a receiving Party without breach of any confidentiality obligation. A receiving Party may disclose Confidential Information in accordance with a legally binding judicial or other governmental order, provided that, to the extent permitted by applicable Law, such Party provides the disclosing Party with prompt notice of the same and cooperates with the disclosing Party with any actions taken by the disclosing Party to protect such Confidential Information, including without limitation the seeking of an appropriate protective order or other remedy. Notwithstanding any other provision in this Agreement to the contrary, CM may collect, analyze and anonymize data, statistics or other information obtained through the provision, use and performance of various aspects of the Services (collectively, “Analytics”) and aggregate such Analytics with data, statistics or other information obtained from other sources, and may use such Analytics for lawful business purposes, including improvement of the Services, as long as in doing so CM does not re-identify, or attempt to re-identify, any of the Analytics

Certain confidential information contained in this document, marked by [***], has been omitted because the Registrant has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

or otherwise link or associate Analytics with any information relating to (i) Customer, or (ii) an identified or identifiable natural person. CM owns all right, title and interest in and to all Analytics and no compensation will be paid by CM to any person with respect to its use of Analytics.

2.4
Customer Data. During the Term, certain data may be made available to CM (either through the Services or otherwise) by or on behalf of Customer ("Customer Data"). Customer shall be responsible for all changes to and/or deletions of Customer Data and the security of all passwords and other access protocols required in order to access the Services. Customer will be solely responsible for the accuracy and completeness of the Customer Data. Notwithstanding any other provision of this Agreement, Customer acknowledges and agrees that CM’s obligation to maintain any Customer Data obtained in the course of performance of the Services shall not extend beyond the Term of this Agreement. Customer represents, warrants, and covenants that: (i) it has (and will have) Processed, collected and disclosed all Customer Data in compliance with applicable Law and provided any notice and obtained all consents and rights required by applicable Law to enable CM to lawfully Process Customer Data as permitted by this Agreement; (ii) it has full right and authority to make the Customer Data available to CM under this Agreement; and (iii) CM's Processing of the Customer Data in accordance with this Agreement will not infringe upon or violate any applicable Law or any rights of any third party. “Process” (including any grammatically inflected forms thereof) means any operation or set of operations which is performed on data or on sets of data, whether or not by automated means, including without limitation collection, recording, organization, structuring, storage, adaptation or alteration, access, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.
2.5
Remedies. The Parties expressly acknowledge and agree that any breach or threatened breach of this Section 2 by the receiving Party may cause immediate and irreparable harm to the disclosing Party that may not be adequately compensated by damages. Each Party therefore agrees that in the event of such breach or threatened breach by the receiving Party, and in addition to any remedies available at law, the disclosing Party shall have the right to seek equitable and injunctive relief, without the need to post bond, in any court of competent jurisdiction, with respect to such a breach or threatened breach.
3.
TERM AND TERMINATION
3.4
Term. The term of the Agreement will commence on the Effective Date and will continue until terminated in accordance with this Agreement (the “Term”).
3.5
Termination in the Absence of Order Form. From and after the first anniversary of the Effective Date only, and solely in the event that there are no Order Forms then in effect, either Party may terminate this Agreement for any reason upon 30 days’ prior written notice to the other Party.
3.6
Termination for Cause. Either Party may immediately terminate this Agreement or any Order Form under this Agreement for cause, in the event of any of the following by the other Party: (i) a material breach of this Agreement by the other Party which is not cured within thirty (30) days after receipt of written notice in reasonable detail of the breach; (ii) the filing of a petition in bankruptcy or for reorganization or for an arrangement pursuant to any federal or state bankruptcy laws by or on behalf of the other Party or an adjudication of bankruptcy of such Party; or (iii) the filing of a petition proposing the adjudication of the other Party pursuant to any federal or state bankruptcy law and such Party consents to such filing or such petition is not dismissed within ninety (90) days after the filing thereof.
3.7
Discontinuance of Business; Regulatory Changes. If either party determines to cease to conduct any of its Services in the normal course of business, either party shall have the right to terminate this Agreement or the applicable Order Form upon thirty (30) days’ prior written notice. Either party may terminate this Agreement or any Order Form upon thirty (30) days' prior written notice to the other party if: (i) either party becomes aware of the final adoption of any legislation or regulation or the issuance of any interpretation that in either party’s reasonable judgment materially impairs either party’s ability to perform this Agreement or such Order Form in accordance with applicable law; or (ii) any litigation or regulatory proceeding is commenced and either party reasonably believes that such litigation or proceeding would have a material adverse effect upon the ability of either party to perform under this Agreement or such Order Form.
3.8
Effect of Termination. Immediately upon termination or expiration of this Agreement or the applicable Order Form, CM’s obligation to provide the applicable Services will immediately cease, any and all license grants with respect to

Certain confidential information contained in this document, marked by [***], has been omitted because the Registrant has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

such Services will immediately terminate, and all unpaid fees and other amounts due from Customer for

Services previously provided by CM will immediately become due and payable. Each Party shall, within thirty (30) days of termination or expiration of this Agreement, return or destroy, at the option of the other Party, all copies of such other Party’s Confidential Information that are in its possession or control, except that Customer shall be entitled to retain copies of the Confidential Information in routine backup of data storage systems, and to retain the Confidential Information in order to determine the scope of, and compliance with, its obligations hereunder, or as required by applicable law or regulation or its internal compliance policies.

3.6
Suspension of Services. Notwithstanding any provision herein to the contrary, CM may suspend the Services in the event (i) of any activity by Customer or any of Customer’s Designated Users, if such activity has an adverse effect on the Services, or (ii) Customer fails to pay an undisputed amount within thirty (30) days after CM gives Customer written notice of such failure.
4.
FEES
4.6
Payments. Customer shall timely pay the fees set forth on the applicable Order Form in United States dollars. In addition to the fees specified in the applicable Order Form, CM reserves the right to pass through to Customer, and Customer shall pay to CM, any and all crypto/digital asset exchange (e.g. trading platform) fees, third party platform’s fees, third-party supplier’s fees, and/or any related taxes, arising from a change in such costs imposed upon CM that may materially impact provision of its Services, provided that CM gives Customer sixty (60) days prior written notice of such change in fees. If Customer disagrees with the change, Customer may terminate the Service immediately with written notice. All unpaid fees and other amounts will be payable only up until the revised termination date. Unless otherwise specified on the applicable Order Form, all fees shall be due and payable in advance within thirty

(30) days of the date of Customer’s receipt of CM’s invoice. If Customer provides recurring payment information for automatic debit of the fees under this Agreement, Customer hereby authorizes CM to debit Customer’s credit card, checking or savings account designated by Customer at the time of payment of such fees (or as updated from time to time by Customer thereafter) on a recurring basis for the fees.

4.7
Taxes. The fees under this Agreement do not include, and Customer shall be responsible for paying all, local, state, federal or foreign sales, use, excise, VAT or other taxes, levies, duties or tariffs of any nature that may be due relating to this Agreement and the Services provided hereunder, except for taxes based on the income of CM.
4.8
Expenses. If the Parties agree to the performance of any Services on-site, Customer will pay all of CM’s reasonable and documented travel expenses. CM will obtain prior written approval of such expenses and will provide standard supporting documentation with any reimbursement request.
5.
CUSTOMER’S DUTIES AND RESTRICTIONS
5.6
Login and Password. To the extent specified in the applicable Order Form, Customer may be required to provide CM with the email addresses and names for Customer’s designated end users and administrators (collectively, the “Designated Users”), and CM may assign unique initial login credentials for such Designated Users in order to access the Services. The logins for the Designated Users may not be shared and shall only be used by the Designated User to whom the login is initially assigned. Customer is solely responsible for maintaining the confidentiality of the accounts and related passwords of Customer’s Designated Users and all use of such accounts. Each Designated User must be Customer’s employee or consultant and, in each case, under Customer’s control. Customer shall be solely responsible for all use of the Services under Customer’s account, including by Customer’s Designated Users. Customer hereby agrees that the act or omission of a current or former Representative shall be deemed the same as if performed by Customer.
5.7
Affirmative Covenants. Customer shall: (i) ensure Customer’s Designated Users, officers, directors employees, contractors, representatives, agents and affiliates (collectively, “Representatives”) comply with this Agreement; (ii) take all necessary steps to prevent unauthorized access to or use of the Services, (iii) notify CM immediately of any such unauthorized access or use; (iv) comply with applicable federal, state, local, municipal, domestic and foreign laws, rules and regulations (“Law”); (v) use the Services in compliance with all applicable industry standards; (vi) use the Services only for Customer’s own internal business purposes and solely in accordance with the terms of this Agreement; (vii) use the Services only in accordance with any additional covenants or use restrictions specified in the applicable Order Form; and

Certain confidential information contained in this document, marked by [***], has been omitted because the Registrant has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

(viii) use the Services solely in accordance with CM’s instructions.
5.8
Restrictive Covenants. Customer shall not, and Customer will cause Customer’s Representatives to not:

(i) alter, change, modify, adapt, translate, or make derivative works of the Services; (ii) use the Services in a manner that violates any applicable Law; (iii) transmit any virus or programming routine intended to damage, surreptitiously intercept, or expropriate any system, data, or personal information; (iv) transfer, resell, license, sublicense or otherwise make the Services available to any third party, except as expressly described in this Agreement; (v) use the Services for timesharing, rental, outsourcing, or a service bureau operation; (vi) attempt to gain, or assist others with attempting to gain unauthorized access to CM’s network, systems or the Services; (vii) decipher, decompile, disassemble, or reverse engineer the Services or assist or encourage any third party to do so; (viii) engage in any activity that violates the rights of others or that interferes with or disrupts the Services; or (ix) upload any file containing any back door, time bomb, Trojan horse, worm, virus or similar malicious code (“Malware”).

6.
WARRANTIES, DISCLAIMERS AND LIMITATIONS
6.1
Warranties. Each Party represents and warrants to the other that: (i) it is duly organized and existing under the laws of the state of its formation; (ii) it has all requisite power and authority to enter into this Agreement; (iii) there is no outstanding contract, commitment or agreement to which it is a party that conflicts with this Agreement, and

(iv) its activities relating to this Agreement will not violate any applicable Law. CM will use reasonable efforts not to transmit Malware to Customer, provided that it shall not be a breach of CM’s covenant to Customer if Customer or a Designated User uploads a file containing Malware in contravention of Customer’s obligations under Section 5.3(ix).

6.2
Services Warranty. If Customer reasonably believes CM has failed in a material respect to perform the Services in accordance with the terms of this Agreement, Customer shall notify CM within thirty (30) days after the defective Services were performed, and in the event of such defective Services, Customer’s sole and exclusive remedy, and CM’s sole and exclusive obligation, shall be for CM to correct the defects or re-perform the Services.
6.3
Warranty Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, CM MAKES NO WARRANTY, (EXPRESS, IMPLIED OR STATUTORY) AND HEREBY DISCLAIMS ANY AND ALL WARRANTIES, REPRESENTATIONS, OR CONDITIONS, INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTY ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE. ALL SERVICES PROVIDED BY CM ARE PERFORMED AND PROVIDED ON AN “AS-IS”, “AS AVAILABLE” AND “WITH ALL FAULTS” BASIS. CM DOES NOT WARRANT THAT THE SERVICES OR ITS WORK PRODUCT WILL MEET CUSTOMER’S REQUIREMENTS OR THAT THE SERVICES WILL BE UNINTERRUPTED, ERROR-FREE, OR WITHOUT DELAY. CUSTOMER ACKNOWLEDGES THAT THE FUNCTIONALITY AND INTERFACES OF THE SERVICES MAY CHANGE OVER TIME.

TO THE EXTENT ANY OF THE SERVICES ENABLE CUSTOMER TO ACCESS ANY CRYPTOCURRENCY DATA SETS OF EITHER CRYPTOCURRENCY NETWORK OR MARKET DATA (“SERVICE DATA”) AND/OR ANY CORRELATIONS AND OTHER DERIVED ANALYTICS OF THE VARIOUS DATA THAT CM OR ITS LICENSORS HAVE GENERATED (“SERVICE ANALYSIS”), THEN CUSTOMER: (I) ACKNOWLEDGES AND AGREES THAT CM IS NOT RESPONSIBLE OR LIABLE FOR THE ACCURACY OR COMPLETENESS OF ANY SERVICE DATA OR SERVICE ANALYSIS, AND (II) SHALL BE RESPONSIBLE AND LIABLE FOR ITS USE OF THE SERVICE DATA AND/OR SERVICE ANALYSIS.

CM PROVIDES ACCESS TO CERTAIN DATA THROUGH ITS SERVICES TO THE EXTENT IT IS PROVIDED BY ITS SOURCES (“THIRD PARTY DATA”). CM DOES NOT MAINTAIN OR CONTROL SUCH THIRD-PARTY DATA PROVIDERS AND ACCORDINGLY IS NOT RESPONSIBLE FOR THE AVAILABILITY, COMPLETENESS, TIMELINESS, FACTUAL ACCURACY, OR NON-INFRINGEMENT OF SUCH THIRD PARTY DATA, WHICH IS PROVIDED “AS IS” AND “AS AVAILABLE.” CUSTOMER UNDERSTANDS THAT CM AND/OR THIRD-PARTY DATA PROVIDERS TO THE SERVICES MAY CHOOSE AT ANY TIME TO INHIBIT OR PROHIBIT THEIR DATA FROM BEING ACCESSED UNDER THIS AGREEMENT.

6.4
Limitation of Liability. EXCEPT FOR, EITHER PARTY’S INDEMNIFICATION OBLIGATIONS, OR ANY BREACH OF EITHER PARTY’S OBLIGATIONS UNDER SECTION 2, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR INCIDENTAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER (INCLUDING LOST PROFITS, DAMAGES FOR LOSS OF GOODWILL, LOST SALES OR BUSINESS, WORK STOPPAGE, COMPUTER FAILURE OR MALFUNCTION, LOST DATA, EVEN IF SUCH PARTY HAS BEEN ADVISED, KNEW OR SHOULD HAVE KNOWN OF

Certain confidential information contained in this document, marked by [***], has been omitted because the Registrant has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

THE POSSIBILITY OF SUCH DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND EVEN IF THE APPLICABLE PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR EVEN IF SUCH DAMAGES WERE REASONABLY FORESEEABLE. EXCEPT FOR

CUSTOMER’S PAYMENT OBLIGATIONS UNDER THIS AGREEMENT, EACH PARTY’S INDEMNIFICATION OBLIGATIONS, ANY BREACH BY EITHER PARTY OF ITS OBLIGATIONS UNDER SECTION 2, NEITHER PARTY’S TOTAL AGGREGATE AND CUMULATIVE LIABILITY TO THE OTHER SHALL EXCEED THE AMOUNT PAID OR PAYABLE TO CM IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE OF THE CLAIM THAT GAVE RISE TO SUCH LIABILITY.

6.5
Application. SECTIONS 6.3 AND 6.4 SHALL APPLY TO THE FULLEST EXTENT PERMISSIBLE UNDER LAW AND SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS AGREEMENT AND THE PERFORMANCE OF ANY SERVICES TO BE RENDERED HEREUNDER.
7.
INDEMNIFICATION
7.5
By CM. CM will defend, indemnify and hold harmless Customer, and its officers, directors, employees, contractors, representatives, agents and affiliates, from and against any Claim made or brought against Customer, arising from CM's breach, or alleged breach, of this Agreement.
7.6
By Customer. Customer will defend, indemnify and hold harmless CM, and its officers, directors, employees, contractors, representatives, agents and affiliates, from and against any Claim made or brought against CM, arising from Customer’s breach, or alleged breach, of this Agreement.
7.7
Conditions. As a condition of the obligations set forth in this Section 7, a Party entitled to indemnification (the “Indemnified Party”) will: (a) provide prompt written notice of the applicable Claim to the other Party (the “Indemnifying Party”); (b) provide the Indemnifying Party with sole control of the applicable defense and settlement; and (c) cooperate as requested by the Indemnifying Party, at the Indemnifying Party’s expense. The Indemnifying Party will not agree to any settlement that admits fault or obligates the Indemnified Party to pay damages without the consent of the Indemnified Party, which consent shall not be unreasonably withheld.
8.
GENERAL TERMS
8.5
Publicity. CM shall have the right to identify Customer as a CM customer for purposes of promotion and marketing of CM’s services, subject to Customer’s explicit prior written approval.
8.6
Law; Dispute Resolution. This Agreement will be governed by and construed under the laws of the State of New York, without reference to principles of conflict of laws. Any dispute arising between the Parties will be settled in an action commenced and maintained in any court sitting in New York, New York. The Parties irrevocably consent and submit to the exclusive personal jurisdiction of such courts if there is any dispute between them and agree not to challenge or assert any defense to the jurisdiction of such courts.
8.7
Relationship. This Agreement does not create any agency, partnership, franchise, joint venture, or any other such relationship between the Parties. Neither Party is granted any express or implied right or authority to assume or create any obligation on behalf of or in the name of the other Party or to bind the other Party in any matter whatsoever.
8.8
Severability. If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal, or unenforceable, such provision will be automatically reformed and construed so as to be valid, legal, operative, and enforceable to the maximum extent permitted by applicable Law while preserving its original intent. The invalidity, illegality, or unenforceability of any part of this Agreement will not render invalid the remainder of this Agreement.
8.9
Survivability. Sections 1.3, 1.5, 2, 3, 4, 5.2, 5.3, 6.3, 6.4, 6.5, 7 and 8 shall survive and continue to bind the Parties after execution and delivery of this Agreement and its expiration or early termination to the extent and for as long as may be necessary to give effect to the rights, duties and obligations of the Parties pursuant to this Agreement, subject to any applicable statutes of limitation.
8.10
Waiver. Failure by a Party to insist upon strict performance of any provision herein by the other Party will not be deemed a waiver by the first Party of its rights or remedies or a waiver by it of any subsequent default by the

Certain confidential information contained in this document, marked by [***], has been omitted because the Registrant has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

other Party, and no waiver will be effective unless it is in writing and duly executed by the Party entitled to enforce the provision being waived.
8.11
Amendment. This Agreement may only be amended in a writing executed by both Parties.
8.12

	For Notice to CM:	For Notice to Customer:
Contact:	Tim Rice	Michael Sonnenshein
Mailing Address:	125 High Street, Suite 220, c/o Coin Metrics, Boston, MA, 02110	250 Park Avenue South, 5th Floor, NY, NY 10003
Phone:
Email:

8.9
Force Majeure. Except with regard to payments due to CM, neither Party will be liable for any delays or failures in performance due to circumstances beyond its reasonable control. In the event any such delay continues for a period of thirty (30) or more days, then either Party may terminate this Agreement upon five (5) business days’ prior written notice, provided Customer shall remain responsible for payments due to CM prior to termination.
8.10
Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, which consent may not be unreasonably withheld; provided, however, that either Party may assign this Agreement to an affiliate of such Party or in connection with a merger, sale of substantially all of its assets, acquisition or other change of control with respect to such Party or any division of its business without the need for such prior written consent. The Agreement is binding upon and inures to the benefit of each Party and its respective successors and permitted assigns, subject to the restrictions against assignment provided in this Section 8.10.
8.11
Construction. In this Agreement, unless a clear contrary intention appears: (i) where not inconsistent with the context, words used in the present tense include the future tense and vice versa and words in the plural number include the singular number and vice versa; (ii) reference to any person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and includes all addenda, exhibits and schedules thereto; (v) the titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or Subsection of this Agreement; (vii) “including” (and with correlative meaning, “include”) means including without limiting the generality of any description preceding such term and (viii) any reference to “dollars” means United States Dollars.
8.12
Entire Agreement. Except as amended after the date hereof pursuant to Section 8.7, this Agreement, the applicable Order Form, Schedules and Exhibits hereto constitute the entire Agreement between the Parties and supersede all prior and contemporaneous undertakings and agreements between the Parties, whether written or oral, with respect to the Services. In the event of any conflict between this Agreement and any Order Form, the terms of this Agreement shall govern, except to the extent the applicable Order Form expressly references the provision of this Agreement to be overridden.

Signature Page Follows

Certain confidential information contained in this document, marked by [***], has been omitted because the Registrant has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Agreement Effective Date: August 4, 2020

COIN METRICS INC.

Signature: /s/Tim Rice

Name: Tim Rice

Title: CEO

Date: 8/6/2020

CUSTOMER

Signature: /s/ Michael Sonnenshein

Name: Michael Sonnenshein

Email:

Title: Managing Director

Date: 8/6/2020

Entity Name: Grayscale Investments, LLC

Entity Jurisdiction: Delaware

Certain confidential information contained in this document, marked by [***], has been omitted because the Registrant has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

Exhibit A Form of Order Form

THIS ORDER FORM (this “Order Form”) is made as of the latest date set forth below (the “Order Effective Date”) by and between Coin Metrics Inc., a Delaware corporation (“CM”) and Grayscale Investments, LLC (“Customer”), and is made pursuant to that certain Master Services Agreement, dated as of August 4, 2020 (the "Agreement"), between Customer and CM. The terms of the Agreement are incorporated into this Order Form by reference and capitalized terms used but not defined in this Order Form have the meanings ascribed to them in the Agreement.

General Terms

[***]

Services Order Form

[***]

Additional Provisions:

1.
This Order Form shall be effective as of the Launch Date provided above and continue until the Expiration Date provided above (the “Initial Order Term”). The Order Form will not renew automatically upon the expiration of the Initial Order Term. Customer will provide written notice of its intent to renew at least thirty (30) days prior to the applicable Order Expiration Date. If requested by Customer and approved by both Parties, renewal of the Order Form will proceed at CM’s then-current fee applicable to the Services under this Order Form from the Expiration Date (in the case of the Initial Order Term) or the effective date of expiration of such Renewal Order Term (as applicable) (each, an “Order Expiration Date”) for an additional one-year period from such Order Expiration Date (each, a “Renewal Order Term” and, collectively with the Initial Order Term, the “Order Term”).

2.
All payments shall be made in accordance with this Order Form and the Agreement by Customer to CM, as follows:

[***]

3.
Schedule 1 attached to this Order Form is incorporated into, and made part of, this Order Form in its entirety.

Signature Page Follows

Certain confidential information contained in this document, marked by [***], has been omitted because the Registrant has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

IN WITNESS WHEREOF, the Parties have executed this Order Form as of the Order Effective Date: August 4, 2020

COIN METRICS INC.

Signature: /s/Tim Rice

Name: Tim Rice

Title: CEO

Date: 8/6/2020

CUSTOMER

Signature: /s/Michael Sonnenshein

Name: Michael Sonnenshein Email:

Title: Managing Director

Date: 8/6/2020

Entity Name: Grayscale Investments, LLC

Entity Jurisdiction: Delaware

Entity Billing Address: 250 Park Avenue South, 5th Floor, New York, NY, 10003

Billing Contact Name:

Billing Contact Email:

Certain confidential information contained in this document, marked by [***], has been omitted because the Registrant has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

Service Schedule 1 CM Network Data Pro

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